STORAGE USA, INC.
                               165 Madison Avenue
                                   Suite 1300
                            Memphis, Tennessee 38103
                                 (901) 252-2000


August 4, 1999


Christopher P. Marr
Storage USA
165 Madison Ave. - Suite 1300
Memphis, TN  38103

Dear Chris,

Since August 1, 1998, you have served the Company in the capacity of Chief Financial Officer. You report to the Chief Executive Officer. Your salary is $210,000 subject to merit increases consistent with the Company's Compensation Committee policy. In addition, you are eligible to receive an annual bonus and other benefits made available from time to time by the Company to its senior executive officers. Such benefits currently include, but are not limited to participation in the Company's stock option plan, Shareholder Value Plan and Employee Stock Purchase and Loan Plan. These benefits are subject to revision by the Compensation Committee of the Board of Directors.

In consideration of your service to the Company, and as part of your compensation/benefits package as a senior executive, the Company agrees, that, for so long as you are employed by the Company, in the event that your employment is terminated without Cause, if your job duties are significantly diminished, or if you are required to report to any executive other than the Chief Executive Officer you will be paid an amount equal to two years of your then-current base salary (a "Termination Payment"). "Cause" means, without limitation, failure to satisfactorily perform the duties and responsibilities of the position in all material respects, willful failure to carry out the reasonable and material instructions of the CEO, embezzlement of the Company's assets, fraud, misrepresentation, theft or violations of law or Company policies (other than minor traffic violations or similar offenses). In the event of a termination of your employment for Cause, you will only be entitled to those severance benefits that may be awarded you by the Company's Compensation Committee of the Board of Directors at its sole discretion.

You agree that, for two years following the receipt of a Termination Payment, you will not, directly or indirectly work for or hold any equity interest or other interest in any entity that, as of the date of your termination, is in any line of business directly competitive to that of the Company.

Your employment with the Company is at will and may be terminated at any time for any reason, subject to payment of the Termination Payment in the event of a termination without cause, as set out above.

You also agree that this letter agreement will be superseded by any subsequent employment agreement between the Company and you, provided that such agreement(s) contains a termination payment equivalent to the Termination Payment.

Please sign, date and return the duplicate original of this letter indicating your acceptance of its terms and conditions.

Sincerely,


/s/ Dean Jernigan                                       /s/ Christopher P. Marr
- -----------------                                       -----------------------
                                                        Accepted and Agreed